                             SHAREHOLDERS' AGREEMENT

This Shareholders' Agreement (the "Agreement") dated as of September 4, 2000, is entered by and between BAGLEY S.A., a company organized and existing under the laws of Argentina, domiciled at Moreno 877, 11th floor, Buenos Aires, Argentina
(hereinafter "BAGLEY"); DANONE S.A., a company organized and existing under the laws of Argentina, domiciled at Moreno 877, 14th floor, Buenos Aires, Argentina
(hereinafter "DANONE", and jointly with BAGLEY "Group CD"); PASCUAL MASTELLONE,
DNI 4.899.103, domiciled at Av. Leandro N. Alem 720, Buenos Aires, Argentina
(hereinafter "PM"); VICTORIO B. MASTELLONE, LE 4.908.288, domiciled at Av.
Leandro N. Alem 720, Buenos Aires, Argentina (hereinafter "VM"); JOSE
MASTELLONE, LE 4.913.592, domiciled at Av. Leandro N. Alem 720, Buenos Aires,
Argentina (hereinafter "JM"); DALLPOINT INVESTMENTS LTD., a company organized and existing under the laws of the British Virgin Islands, with domicile in
Argentina at Av. Corrientes 345, 9th floor, Buenos Aires (hereinafter
"DALLPOINT", and jointly with PM, VM and JM "Group AB", and together with Group
CD the "Shareholders" or the "Parties" and each a "Shareholder" or "Party"); and
LOGISTICA LA SERENISIMA S.A., a company organized and existing under the laws of
Argentina, domiciled at Av. Leandro N. Alem 720, Buenos Aires, Argentina
(hereinafter the "Company");

                                   WITNESSETH

WHEREAS, BAGLEY and DANONE and PM, VM, JM and DALLPOINT have executed on
September 4, 2000 a Preemptive Rights Assignment Agreement by which BAGLEY and
DANONE became the owners of 51% (fifty-one percent) plus 1 share of the total stock capital and votes of the Company, represented by all Class C and Class D
Shares of the Company;

                                                                               1

WHEREAS, the Shareholders desire that this Agreement, together with the Articles of Incorporation and By-laws of the Company shall set forth the total and mutual understanding of the Shareholders with regard to the subject matter thereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties mutually agree as follows:

                                    ARTICLE I

                             ORGANIZATIONAL MATTERS

     1.1. ORGANIZATION OF THE COMPANY. The Company is set up and organized under the laws of Argentina, under the name of Logistica La Serenisima S.A. BAGLEY,
DANONE, PM, VM, JM and DALLPOINT shall be the only shareholders of the Company which shall be exclusively involved in and devoted to the distribution, including as the case may be, the selling, sales order taking, delivering, invoicing and collecting receivables on behalf of Mastellone Hermanos S.A.
(hereinafter "MHSA") and DANONE, in Argentina of the dairy products or any other fresh products manufactured, marketed and/or imported by MHSA, DANONE and/or any successor thereto and/or any other company affiliated to, controlled by or subject to common control with MHSA, DSA or Compagnie Gervais Danone
(hereinafter "CGD") involved in the dairy products, with authority to make and prosecute any and all applications for the necessary authorizations, registrations, permits, or approvals of any national, provincial or local authority, and all other actions which may be necessary, incidental, o convenient to carry on all the necessary transactions for the Company's business. The Company shall not be involved in the distribution of industrial products, public or private bids and/or exportations, being reserved to DANONE and MHSA and/or any successor thereto and/or any other company affiliated to, controlled by or subject to common control with MHSA, DANONE or CGD, how to carry out such activities. Notwithstanding the above, the Company may at MHSA and/or DANONE's request be involved in the exportation of the dairy products or any other fresh products manufactured and/or marketed by any of them and/or any successor thereto and/or any other company affiliated to, controlled by or subject to common control with MHSA, DANONE or CGD. The Company shall concentrate on guaranteeing the broadest and

                                                                               2

most cost efficient distribution of the products manufactured and/or marketed by
MHSA, DANONE and/or any successor thereto and/or any other company affiliated to, controlled by or subject to common control with MHSA, DANONE or CGD involved in the dairy products.

     1.2. ARTICLES OF INCORPORATION AND BY-LAWS. The Shareholders shall vote, decide and approve unanimously in a Shareholders' Meeting of the Company to be held by the Shareholders upon the execution of this Agreement within 10 (ten)
and 30 (thirty) days as from the approval of the transaction contemplated in this Agreement by the Comision Nacional de Defensa de la Competencia pursuant to the Antitrust Law 25,156, the amendment of the By-laws. The By-laws to be adopted by the Company are those attached as Exhibit A to this Agreement.

     1.3. COMPANY'S DOMICILE. The domicile of the Company shall be located at the city of Buenos Aires.

     1.4. ISSUANCE OF CAPITAL STOCK. Subject to the foregoing, the Shareholders agree as follows:

     (a) Group CD and Group AB agree that they shall own, directly or indirectly, through affiliated companies which shall abide by this
     Agreement, 51% (fifty-one percent) plus 1 share, and 49% (forty-nine percent) minus 1 share, respectively, of the capital stock of the Company;

     (b) the capital stock of the Company shall be represented exclusively by ordinary, nominative, non-endorsable shares of $ 1 nominal value each, with
     1 (one) vote per share in the case of Class A and Class C Shares, and with
     5 (five) votes per share in the case of Class B and Class D Shares. The
     Shares shall be distributed among the Shareholders as follows:

     SHAREHOLDER          SHARES OWNED
     -----------          ------------
     PM            4,304,554 Class A Shares
                   2,690,575 Class B Shares

     JM            4,304,553 Class A Shares
                   2,690,575 Class B Shares

     VM            4,304,553 Class A Shares

                                                                               3

                   2,690,575 Class B Shares

     DALLPOINT     5,098,267 Class A Shares
                   5,237,916 Class B Shares

     DANONE        11,505,578 Class C Shares
                   8,501,873 Class D Shares

     BAGLEY        7,241,530 Class C Shares
                   5,351,019 Class D Shares

     (c) any capital stock increase of the Company shall be decided and approved by a Shareholders' Meeting of the Company with the majorities provided in
     Section 2.9 hereby and shall be subscribed and paid in on a pro-rata basis by the Shareholders, unless one of the Shareholders decides not to exercise its preemptive right. All new shares of capital stock shall have the same rights as existing Class A Shares, Class B Shares, Class C Shares and Class
     D Shares (collectively referred to as the "Shares").

                                   ARTICLE II

                            GOVERNANCE OF THE COMPANY

     2.1. BOARD OF DIRECTORS.

     (a) Subject to the terms of this Agreement, the Board shall have complete and exclusive power to direct and control the business and affairs of the
     Company. Subject to the provisions set forth below and unless otherwise agreed to by unanimous vote of the Shareholders, the Board will consist of
     5 (five) regular members and 5 (five) alternate members; 3 (three) regular and 3 (three) alternate members shall be nominated and elected by Class C
     Shares and Class D Shares, and 2 (two) regular and 2 (two) alternate members shall be nominated and elected by Class A Shares and Class B
     Shares. Members elected by Class C Shares and Class D Shares shall be elected President and Vice-President.

     (b) In the event of resignation, leave of absence or dismissal of the
     President and the Vice-President of the Board, they shall be automatically replaced by any of the regular or alternate members of the Board nominated and elected by Class C Shares and Class D Shares, and the members of the
     Board shall appoint and elect them as President and Vice-President, respectively.

                                                                               4

     (c) Regular meetings of the Board shall be held with notice on regular dates and places fixed in advance at least once per calendar quarter. An agenda in full detail shall be delivered by the President to each Board member and to each syndic at least 5 (five) days prior to the Board's meeting. Any director may include items on the agenda by written request to the President prior to the distribution of such agenda.

     (d) Special meetings of the Board must be called by the President upon the request of any of its members at any time on at least 5 (five) business days' advance written notice to the other members of the Board. Notice of a special meeting of the Board shall contain an agenda in full detail and shall state the purpose or purposes for which such special meeting is being called, and no matters may be considered or acted upon at a special meeting unless such matter was disclosed on the agenda contained in the notice of such special meeting, or unless the Board decides by unanimous vote of its
     5 (five) members to consider such matter.

     (e) No action shall be taken by the Board in absence of a quorum, which shall consist of not less than any 3 (three) of its members. Actions of the
     Board shall be taken only upon or pursuant to the affirmative vote of not less than any 3 (three) members of the Board. Notwithstanding the foregoing, in order to approve any of the following matters, such quorum and majority shall be conformed with the presence and the affirmative vote of at least 1 (one) member of the Board appointed by Group AB: a) the execution of any agreement with any Shareholder or any company directly or indirectly related to any Shareholder, under terms which are not arm's length; b) the granting of any guarantee for an amount exceeding US $
     300,000 (three hundred thousand US Dollars) and/or for an annual cumulative economic value in excess of US $ 1,000,000 (one million US Dollars), other than those guarantees to be granted by the Company in the ordinary course of business or as a counterguarantee in favor of banks, suppliers or customers as provided in the relevant agreements entered into thereby; c)
     the granting of any guarantee to any company affiliated to, controlled by or subject to common control with any of the Shareholders; and d) the amendment of the terms and conditions of the Services Agreement to be entered by and among the Company, DANONE and MHSA.

                                                                               5

     (f) In the event that a regular member of the Board cannot be present at a meeting an alternate member elected by the same class of shares may represent him at the meeting, and if no alternate member is able to attend the Board meeting a proxy designated in writing by such regular member of the Board pursuant to Section 266 of the Argentine Company Law 19,550 as
     amended (the "ACL"), may attend the meeting in such regular director's place and such proxy shall so notify to the Company prior to or at the
     Board's meeting by means of written evidence of such designation delivered to the Company.

     (g) The Board shall keep minutes as legally required by the ACL reflecting the actions taken at all meetings of the Board. Copies of the minutes shall be maintained at the principal office of the Company and shall be transmitted to each member of the Board promptly after each meeting.

     2.2. CONTROLLERSHIP. Class C Shares and Class D Shares shall nominate and elect the Auditors and 2 (two) regular and 2 (two) alternate members of the
Controllership; and one of those shall be appointed President and the other one
Vice-President of the Controllership. Class A Shares and Class B Shares shall nominate and elect 1 (one) regular and 1 (one) alternate member of the
Controllership. The Auditors to be elected by Class C Shares and Class D Shares shall be PriceWaterhouseCoopers or any other auditing firm included within the so-called "Big Five".

     The member of the Controllership nominated by Class A Shares and Class B
Shares shall have the right to participate in the auditing process to be carried out by the Auditors.

     2.3. MANAGEMENT. The Board shall nominate and elect those candidates proposed by Class C and Class D Shares as General Manager, Finance and
Administrative Manager, Information Manager, Quality Control Manager,
Transportation Manager, Personnel Manager and Warehouses Manager and shall assign and grant them all the necessary powers it may deem appropriate. The managers shall be compensated at the reasonable market levels prevailing at the relevant Argentine market.

                                                                               6

     2.4. VOTING OF CAPITAL STOCK. Each Shareholder covenants and agrees always to vote all the shares held by such Shareholder in order to carry out the terms and provisions of this Agreement, and to instruct its representatives to the
Board to follow the terms and provisions hereof.

     2.5. VACANCIES. When a vacancy occurs in any of the executive offices but excluding any vacancy in the Board or the Presidency or Vice-presidency, whether by death, resignation, expiration, term or otherwise, it shall be filled by the
Board in the manner set forth in Section 2.3 hereinabove.

     2.6. BOARD COMPENSATION. There shall be no salaries, compensations, remunerations or any fringe benefits payable to the members of the Board unless
Group CD and Group AB agree otherwise.

     2.7. DELEGATION OF DUTIES. Whenever an officer is absent or whenever for any reason the Board may deem it desirable, the Board may delegate or authorize the delegation of powers and duties of an officer to any other officer or officers or to any director or directors.

     2.8. PLACE OF MEETINGS. The Board shall hold meetings in the city of Buenos
Aires, Argentina, and notices shall be given, as provided in the By-laws and in
Section 2.1.(c) and (d) hereto.

     2.9. SHAREHOLDERS' MEETINGS. The decisions to be adopted by the ordinary and extraordinary Shareholders' meetings of the Company shall be governed by the provisions of the ACL. Notwithstanding the foregoing, a special majority of 75%
(seventy five percent) of the outstanding shares and votes shall be required in order to approve any increase of the capital stock of the Company, amendment of the by-laws of the Company, spin-off, merger, winding-up, liquidation, transformation, capital reduction and repayment, redemption, reimbursement and repayment of shares, or limitation or suspension of preferred rights and the extraordinary adjustments which may affect the net worth of the Company.

                                   ARTICLE III

                                                                               7

             RESTRICTIONS ON THE DISPOSITION OF STOCK OF THE COMPANY

     3.1. Unless otherwise agreed unanimously by the Shareholders, Group AB shall not transfer, dispose, assign, sell or encumber any of the Shares held by
Group AB, including those Shares of the Company held by any affiliated, controlled by (directly or indirectly) or under common control with MHSA and/or any of the members of Group AB in violation of the terms of this Agreement. All certificates evidencing the Class A Shares and Class B Shares shall have the following legend (translated into Spanish) placed on the face thereof and duly noted in the Stock Registry Book of the Company:

     "No transfer or encumbrance may be made of the shares evidenced by this certificate, except upon receipt of the written approval of the Board of
     Directors of the Company and compliance with the terms of the Articles of
     Incorporation and the By-laws of the Company, as amended from time to time."

     3.2. As a condition to the transfer of Class A Shares and Class B Shares, the assignee shall subscribe and abide by the terms of this Agreement.

                                   ARTICLE IV

                                 NON COMPETITION

     4.1. During the term of the Services Agreement to be entered into by and among DANONE, MHSA and the Company, and up to its termination, MHSA, PM and PM's brothers VM or JM, and/or any company controlled directly or indirectly by any of them or under common control with MHSA, PM, VM and JM, shall refrain from distributing any dairy product included in the Services Agreement, and shall not assist or advise third parties in connection therewith, within Argentine territory. This undertaking will also apply to any corporation or other enterprise or activity directly or indirectly controlled by MHSA and/or PM.

     4.2. MHSA and PM shall indemnify CGD all damages caused as a consequence of the violation or infringement to the non competition provision.

                                                                               8

     4.3. In the event of violation of the non competition provision the indemnification of the damages caused to CGD shall amount to US $ 50.000.000
(fifty million US Dollars). Nevertheless the Parties hereto acknowledge and agree that monetary damages provided hereby are insufficient remedy for any breach of the provision of this ARTICLE IV and agree that in addition to the indemnification damages provided hereby, injunctive relief shall be awarded to enjoin or restrain any breach of this ARTICLE IV.

                                    ARTICLE V

              OPTION TO PURCHASE CLASS A SHARES AND CLASS B SHARES

     5.1. CALL OPTION. Class A Shares and Class B Shares shall not be transferred unless the provisions of this Agreement and of the By-laws of the
Company are duly complied with by Group AB. Nevertheless, at any time after the second anniversary from the start-up of activities of the Company, Group CD shall have a call option right to purchase up to 19% (nineteen percent) of the outstanding capital stock and voting rights of the Company and all the members of Group AB shall be obliged to sell the necessary number of Shares to such extent, in proportion to their respective shareholdings in the Company, at the price of US $ 1.000.000 (one million US Dollars), adjusted pursuant to the variation of the net worth arising from the last financial statements of the
Company duly approved by the Shareholders' meeting, per each 1% (one percent)
of the outstanding stock capital of the Company in the following cases:

     (a) any change in the ACL or any other Argentine applicable regulation presently in force regarding the rights conferred to minority shareholders unless the minority shareholders shall irrevocably waive those rights;

     (b) any change of control in MHSA other than the transfer of shares exclusively made by Group AB in favor of PM, or his heirs, or VM's heirs, or JM's heirs, or DALLPOINT, or any other company controlled by PM or
     DALLPOINT, or to any company affiliated with, controlled by or subject to common control with CGD;

     (c) any decision of any member of Group AB to sell, assign, encumber, transfer, pledge and/or dispose of any of its shares, voting rights or subscription rights of the Company. In the event that any of the members of
     Group AB shall decide to sell, assign, transfer, encumber, pledge and/or dispose of any of its

                                                                               9

     shares, voting rights or subscription rights, Group CD shall be automatically entitled to exercise its call option on those particular shares, voting rights or subscription rights without any restriction whatsoever;

     (d) any default under the Loan Agreements executed by and between Group AB and CGD and Alfabanque on March 17, 2000 (the "Loan Agreements"). Any
     amount due to Alfabanque or to CGD under the Loan Agreements may be compensated with and/or set-off from the price to be paid by Group CD to
     Group AB or any of the members of Group AB as the price for Group AB's shares.

     The transfer of the Shares shall take place within a 30 (thirty) day period as from receipt of Group CD's call option notice by the members of Group AB.
Payment of the price of the Shares purchased by Group CD thereby shall be made at the closing of the call option.

     5.2. PUT OPTION. All the members of Group AB shall have a put option right on any and all the shares they may hold in the Company at the time they exercise said right, at a price of US $ 1.000.000 (one million US Dollars) adjusted as provided in Section 5.1 per each 1% (one percent) of the outstanding capital stock of the Company. The put option right granted hereby may be exercised by all the members of Group AB as from June 30, 2002. Group AB shall not be entitled to exercise the put option if the Loan Agreements are in default.

     The transfer of the Shares shall take place within a 30 (thirty) day period as from receipt by Group CD of any of the members of Group AB's put option notice. Payment of the price of the Shares purchased by Group CD shall be made at the closing of the put option and simultaneously with the payment of any amount due as principal, interest, expenses and legal fees by Group AB and/or
MHSA under the Loan Agreements.

     5.3. FIRST REFUSAL RIGHT. In addition to the rights conferred on Section
5.1, Group CD shall have a first refusal right on 49% (forty-nine percent)
minus 1 share of the Shares of the Company.

                                                                              10

     (a) To such extent and in order to protect said first refusal right, the members of Group AB shall not sell, assign, transfer, encumber, pledge and/or dispose of any of their shares, voting rights and/or subscription rights, in whole or in part, without previous notice to Group CD and the Company of their intention to sell, assign, transfer, encumber, pledge and/or otherwise dispose of those shares, voting rights and/or subscription rights. The price of the
Shares shall be the price set forth in Section 5.1 hereto. Upon receipt of Group
AB's notice, Group AB and Group CD shall negotiate on a bona fide basis during a
90 (ninety) day period all the terms and conditions related to the sale, transfer, assignment, pledge, encumbrance and/or disposition of the Shares which shall be included in the agreement to be executed within a 30 (thirty) day period. Should Group AB and Group CD fail to reach an agreement on the terms of the agreement to be executed by the parties, Group AB shall not sell, assign, transfer, pledge, encumber and/or otherwise dispose of the Shares to any third party for a price lower than the price set forth in Section 5.1 hereto.

     (b) In the event that Group AB shall negotiate with a third bona fide party the sale, transfer, assignment, pledge, encumbrance and/or disposition in any way of the Shares, Group CD shall have a first refusal right to purchase said
Shares at the terms and conditions agreed upon by Group AB and the third bona fide party. Group AB shall notify in writing to Group CD its intention to sell, transfer, assign, pledge, encumber and/or otherwise dispose of the Shares and the price, terms and conditions proposed by a third bona fide party. Upon receipt of Group AB's notice, Group CD shall notify within a 90 (ninety) day period, whether it is willing to purchase the Shares under such conditions.
Should Group CD fail to purchase the Shares, Group AB shall be entitled to sell, transfer, assign, pledge, encumber and/or otherwise dispose of the Shares to such third bona fide party with whom Group AB has carried out bona fide negotiations and for the price and under those terms and conditions already negotiated by and between Group AB and the third bona fide party and notified to
Group CD, within a 90 (ninety) day term. Should Group AB and the third bona fide party fail to reach an agreement on the sale, transfer, assignment, pledge, encumbrance, and/or disposition of the Shares within a 90 (ninety) day period as from the termination of the 90 (ninety) day period granted to Group CD, Group CD shall have a new first refusal right on the Shares under the exact terms and conditions provided hereby.

                                                                              11

     (c) The price to be paid by Group CD to Group AB for their Shares shall be applied to cancellation of the loans granted to Group AB under the Loan
Agreements, including principal, interest, expenses and legal fees.

     (d) The transfer, sale, assignment, encumbrance, pledge or disposition of any of Class A Shares and of Class B Shares shall not be subject to this first refusal right exclusively and only when such transfer, sale, assignment, encumbrance, pledge or disposition is carried out in favor of PM, or his heirs, or VM's heirs, or JM's heirs, or DALLPOINT, or a company controlled by PM,
DALLPOINT or MHSA.

                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1. RANCHOS. Group CD shall analyze as soon as possible and in good faith the potential purchase of all the premises, facilities and machinery owned by
MHSA devoted to the milk processing plant located at Ranchos, Province of Buenos
Aires, at the price and under the terms and conditions to be mutually agreed upon by MHSA and Group CD.

     6.2. GAONA PLANT. After the Shareholders' Meeting provided in Section 1.2 hereto, MHSA shall invoice the Company the construction costs of the Gaona Plant up to a maximum amount of US $ 21,300,000 (twenty one million three hundred thousand US Dollars) plus V.A.T. when applicable. Invoices shall be issued periodically and paid by the Company after an audit process regarding the actual cost of the effective completion of the works and the installation of the equipment and machinery included in the relevant invoice. The audit process shall not take in any case more than 30 (thirty) days as from the reception of each of the invoices by the Company. The Company shall deduct from each invoice an amount equivalent to 20% (twenty percent) of the invoiced amount up to US $
5,000,000 (five million US Dollars). Such amount of US $ 5,000,000 (five million
US Dollars) shall be retained by the Company as guarantee that the Gaona Plant complies with all the operational conditions set forth in Exhibit B hereto and is in perfect working conditions. If the Gaona Plant is operational and in perfect working conditions before or on June 30, 2001, the above mentioned

                                                                              12

amount of US $ 5,000,000 (five million US Dollars) shall be reimbursed to MHSA.
To that extent, MHSA shall notify the Company the completion of the Gaona Plant, in order to allow its verification within 30 days. If the result of such verification is satisfactory to the Company, it shall reimburse the amount mentioned hereinabove within such term. In case the Company determines that there are pending works to complete, MHSA shall have to perform such works, and after its completion, shall notify the Company again so as to perform a new verification and reimburse the above mentioned amount within 10 days. The
Parties agree that all the above mentioned works shall be completed by June 30,
2001. Otherwise, said amount shall be applied by the Company to the payment of any work necessary to complete all operational conditions of the Gaona Plant.
Any amount exceeding US $ 21,300,000 (twenty one million three hundred thousand
US Dollars) plus V.A.T. shall be paid and supported by MHSA, including the amounts of money necessary to have the Gaona Plant operational and in perfect working condition. V.A.T. shall be canceled simultaneously with its application as fiscal credit by the Company in its monthly V.A.T. tax return.

     6.3. ADDITIONAL INVESTMENTS. The Shareholders agree that the activities to be carried out by the Company shall require additional investments which are presently estimated as of approximately US $ 25,800,000 (twenty five million eight hundred thousand US Dollars), as specified in Exhibit C, and US $
6,800,000 (six million eight hundred thousand US Dollars), as provided in
Exhibit D. The investments provided in Exhibit D shall be depreciated pursuant to Argentine GAAP and included within the cost to be charged by the Company to
MHSA and DANONE in addition to the costs provided in Exhibit 1 of the Services
Agreement. The investments shall be borne by all the Shareholders in proportion to their respective shareholdings. These investments shall be financed as follows: (a) US $ 21,300,000 (twenty one million three hundred thousand US
Dollars) with funds stemming from depreciation of fixed assets, and (b) US $
11,300,000 (eleven million three hundred thousand US Dollars) with the balance of the capital contribution to be made by Group CD, in the Shareholders' Meeting to be held in accordance with the Preemptive Rights Assignment Agreement.

     6.4. INDEPENDENT CARRIERS. The Shareholders' agree that the Company shall maintain the same legal status that MHSA and Conser S.A. granted to the independent carriers and their personnel ("fleteros y ayudantes") as of August
2000, and shall keep

                                                                              13

the same contractual relationship, maintaining its current legal structure, subject to those changes which may be advisable from time to time in accordance with the applicable legislation in force and to provide the most efficient administration of the Company.

     6.5. INCORPORATION OF SERVICES STRUCTURE. The Parties agree that the
Company, within a period of 6 (six) months, shall employ a substantial number of
Conser S.A.'s employees, which currently provide to the independent carriers some administrative services, such as the preparation and liquidation of salaries, wages, taxes and social security monthly payments and the like. The list of the employees to be employed by the Company is attached hereto as
Exhibit E.

     6.6. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telex, cable, fax, postage prepaid or by registered, certified or express mail, or reputable courier service, and shall be deemed given when so delivered by hand, cable, or faxed, or if mailed, when received, as follows:

     if to BAGLEY, as follows:
     Moreno 877, 11th floor
     Buenos Aires, Argentina
     Attention: Mr. General Manager
     Telefax: 54-11-4341-4201

     If to DANONE, as follows:
     Moreno 877, 14th floor
     Buenos Aires, Argentina
     Attention: Mr. General Manager
     Telefax: 54-11-4341-4013

     In both cases, with a copy to:
     Marval, O'Farrell & Mairal
     Av. Leandro N. Alem 928, 7th  floor
     Buenos Aires, Argentina
     Attention: Mr. Fernando C. Aranovich

                                                                              14

     Telefax: 54-11-4310-0200

     If to PM, as follows:
     Av. Leandro N. Alem 720, 12th floor
     Buenos Aires, Argentina
     Telefax: 54-11-4318-5000

     If to VM, as follows:
     Av. Leandro N. Alem 720, 12th floor
     Buenos Aires, Argentina
     Telefax: 54-11-4318-5000

     If to JM, as follows:
     Av. Leandro N. Alem 720, 12th floor
     Buenos Aires, Argentina
     Telefax: 54-11-4318-5000

     If to DALLPOINT, as follows:
     Av. Corrientes 345, 9th floor
     Buenos Aires, Argentina Telefax:
     54-11-4-327-3800

     With a copy to:
     Cibils Robirosa- Labougle- Ibanez
     Av. Corrientes 345, 9th floor
     Buenos Aires, Argentina
     Attention: Joaquin Labougle/ Joaquin Ibanez
     Telefax: 54-11-4327-3800

     and

     If to the Company, as follows:
     Av. Leandro N. Alem 720, 12th floor
     Buenos Aires, Argentina

                                                                              15

     Attention: Managing Director
     Telefax: 54-11-4318-5000

or in any case to such other address as hereinafter shall be notified as provided in this Section 6.6 by any of the Parties to this Agreement to the other Parties.

     6.7. TERM OF THE AGREEMENT. This Agreement shall commence on the date hereof and shall remain in force until the termination of existence and winding up of the Company unless sooner terminated by a written agreement executed by the Parties hereto.

     6.8. PUBLICITY. No publicity release or announcement concerning the transactions contemplated hereby shall be issued by any Party, either before or after the execution of the Stock Purchase Agreement executed on the date hereof, without the prior consent of the other Parties which shall be not unreasonably withheld, except as such release or announcement may be required by applicable law, in which case the Party making the release or announcement shall provide a copy of such release or announcement (to the extent feasible, in advance) to the other Party. The Parties will cooperate with each other in coordinating any release concerning the transactions contemplated hereby and any such announcement.

     6.9. WAIVER. REMEDIES. No delay of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver of any Party of any right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     6.10. NO RECOURSE AGAINST OTHERS. No Board member, officer, employee or agent, in his capacity as such, of any Party shall have any liability hereunder or for any claim related to this Agreement, other than those provisions of this
Agreement which shall be included in the By-laws of the Company.

     6.11. ENTIRE AGREEMENT. This Agreement, together with the exhibits attached hereto and hereby made a part hereof, constitutes the entire agreement between the

                                                                              16

Parties with respect to the subject matter of this Agreement and supersedes all other prior agreements or understandings of the Parties relating thereto. To the extent that there is any conflict or inconsistency between this Agreement and any other agreement or document signed by the Parties hereto, including the
By-laws of the Company, this Agreement shall prevail.

     6.12. AMENDMENT. This Agreement may be modified or amended, and any provision hereof may be waived, only by written agreement of the Parties.

     6.13. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

     6.14. GOVERNING LAW. LANGUAGE. ARBITRATION. This Agreement shall be governed by and construed in accordance with the laws of Argentina without reference to the choice of law principles thereof. This Agreement and all other agreements, instruments and notices referred to herein or supplementary to this
Agreement shall be prepared, furnished in, and governed and controlled by the
English language except for the exhibits drafted in Spanish language.

     Any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance and nonperformance of this Agreement shall be solely and finally settled by a board of 3 (three) arbitrators in accordance with the Rules of Conciliation and Arbitration of the International
Chamber of Commerce (the "ICC Rules"). The Parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented to the arbitrators, irrespective of the magnitude thereof.

     One arbitrator shall be appointed by Group AB, another arbitrator shall be appointed by Group CD and the third arbitrator shall be selected by the two arbitrators appointed by the Parties, or failing agreement within 15 (fifteen)
days after both arbitrators have been appointed, by the ICC, in accordance with the ICC Rules.

                                                                              17

     The Party submitting a dispatch to arbitration shall so notify to the other
Party in writing in accordance with the ICC Rules, and such notice shall be accompanied by the name of the arbitrator selected by the Party serving the notice. If the other Party fails to select an arbitrator within 30 (thirty) days after receipt by such Party of the notice of the intent to arbitrate, the second arbitrator shall be selected by the International Chamber of Commerce in New
York City, United States of America.

     All arbitration proceedings shall be conducted in the Spanish language pursuant to the ICC Rules. All such proceedings shall be conducted in Buenos
Aires, Argentina. The Parties hereto agree to facilitate the arbitration by: (i)
making available to the arbitrators for inspection and extraction all documents, books, records and personnel under their control as the arbitrators shall determine to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and (iii) observing strictly the time periods established by the ICC Rules or by the arbitrators for the submission of evidence and briefs.

     Any decision or award of the arbitral tribunal shall be final and binding upon the Parties to the arbitration proceeding. The Parties hereby waive to the fullest extent permitted by law any rights to appeal or to review such award by any court or tribunal. The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found and that a judgment on the arbitration award may be entered in any court having jurisdiction over the Parties or their assets.

     6.15. CAPTIONS AND EXAMPLES. All section titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this
Agreement and shall not affect the meaning or interpretation of this Agreement.
Unless otherwise indicated, all references herein to numbered sections or exhibits are to section of and exhibits to this Agreement. Terms such as
"herein", "hereof", "hereunder" and the like shall refer to this Agreement as a whole and, unless the context otherwise requires, not to any particular section or subsection hereof.

     6.16. RIGHTS OF THIRD PARTIES. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended, or shall be construed to confer upon

                                                                              18

or give any person o entity other that the Parties to this Agreement any rights or remedies under or by reason of this Agreement.

     6.17. CONFIDENTIALITY. The Parties agree that any of them would be irreparably damaged if any confidential information about the business and affairs to this Agreement were to be disclosed to any unauthorized persons, and, accordingly, all Parties, shall not, at any time, without the prior written consent of the other Parties, disclose or use any such confidential information except as permitted by applicable law or as a consequence of a judicial order.

IN WITNESS HEREOF, the Parties have caused this Agreement to be duly executed in five counterparts, one for BAGLEY, one for DANONE, one for PM, VM and JM, one
for DALLPOINT and one for the Company.

----------------------------------------
Bagley S.A.

By: Fernando C. Aranovich
    ------------------------------------
Title: President
       ---------------------------------

----------------------------------------
Danone S.A.

By: Fernando C. Aranovich
    ------------------------------------
Title: Attorney-in-fact
       ---------------------------------

/s/ Pascual Mastellone
----------------------------------------
Pascual Mastellone

/s/ Victorio B. Mastellone
----------------------------------------
Victorio B. Mastellone

                                                                              19

/s/ Jose Mastellone
----------------------------------------
Jose Mastellone

/s/ Carlos Agote
----------------------------------------
Dallpoint Investments Ltd.

By: Carlos M. Agote

Title: Attorney in fact

----------------------------------------
Logistica La Serenisima S.A.

By: /s/ Pascual Mastellone
    ------------------------------------
Title: President
       ---------------------------------

                                                                              20